Exhibit 99.1
Asta Funding
Moderator: Gary Stern
January 8, 2008
11:00 a.m. ET
OPERATOR: Good morning. My name is Mark (ph), and I will be your conference operator today. At this time I would like to welcome everyone to the year-end financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.
Thank you. Mr. Adam Lowensteiner(ph), you may begin your conference.
ADAM LOWENSTEINER(ph): Thank you, Mark (ph). Good morning, and thank you all for joining us for Asta Funding’s Quarterly Conference Call to discuss the results for the fourth quarter, the fiscal year results ended September 30, 2007.
By now, all of you should have had the opportunity to review the press release discussing the financial results, but if you have not, please call Wolfe Axelrod (ph), Weinberger (ph) Associates, at 212-370-4500 and we will immediately send it to you either by fax or e-mail.
On the call with me today is Mr. Bill Williams (ph), Chief Operating Officer, Mr. Gary Stern (ph), Chief Executive Officer, and Mr. Mitchell Cohen (ph), Chief Financial Officer.
Before I turn the call over to our host to discuss the current results, let me take a few minutes to read the forward-looking statement. Except for historical information contained herein, the matters set forth in this conference call are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although Asta Funding believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, there can be no assurance that its expectations will be realized. Forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.’s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.’s form 10K for the fiscal year ended September 30, 2007, and those described from time to time in Asta Funding, Inc.’s other filings with the Securities and Exchange Commission, news releases, and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms, or at all, and may not be able to continue its quarterly dividend program.

Asta Funding, Inc.’s reports with the Securities and Exchange Commission are available free of charge through its web site at www.astafunding.com.
With that out of the way, let me turn the discussion over to Gary Stern (ph), President and Chief Executive Officer of Asta Funding. Gary (ph)?
GARY STERN (ph), PRESIDENT AND CHIEF EXECUTIVE OFFICER, ASTA FUNDING: ... Good morning, everyone, and thank you for joining Asta’s Quarterly Conference Call to discuss the financial results for the three and 12 months ended September 30th, 2007.
I would like to take a moment and discuss some of the events in the past few weeks to give some clarity to our investors.
As many of you are aware, earlier this year the company purchased a large portfolio which doubled the size of our assets acquired for liquidation. This portfolio, due to its sheer size, has challenges consistent with the acquisition of a large portfolio. However, these challenges are offset by the potential rewards associated with such a unique purchase.
We have been monitoring its performance daily, and have been looking to enhance the potential value of this portfolio. To that end, we have been negotiating with a third party servicer well known for their skip tracing, asset rotation abilities, and legal network.
In the middle of December, we came to an agreement in principal on the structure of the deal whereby this servicer would offer their expertise in exchange for a monthly fee and an override on growth collection. When this transaction was agreed to, we then had to evaluate the effect of this transaction on the portfolio expectations and make certain adjustments to our financial statements, which caused the filing of our 10K to be late. We believe that this arrangement will ultimately have a positive result on this purchase, and to that end, this servicer has identified approximately $300 million dollars in new debtors with assets which will be used as part of our litigation strategy. This process will be an involving one where more and more debtors will be found on a regular basis that fit this litigation strategy. While the cost of this service will be higher than normal, we feel that in the long term shareholders will benefit from this new arrangement.
Although future events like this could occur, we don’t anticipate it happening again. In fact, we have been working diligently to improve the controls with regards to making decisions on the company’s expenditures to alleviate any future scenarios and correct any inefficiencies.
As a result, we have already employed the services of a consultant who assisted us in documenting the company’s internal controls and processes when we first became Sarbanes-Oxley compliant in our first year back in fiscal 2005.

We have also set into motion new controls and procedures to insure that any informal processes used by the company have now been formalized.
Additionally, we recently created an oversight committee comprised of the CFO and the COO and other key personnel within the company to approve all material agreements and expenditures. Further, we will involve our audit committee and our Board where appropriate or where the expenditure exceeds the limit approvals permitted by this committee. We feel this formal process, along with our ongoing evaluation (INAUDIBLE) our internal controls will alleviate any control weaknesses regarding material arrangements in the future.
In December, we were also able to amend a loan agreement related to our large portfolio purchase. The new amendment does not tie the company to scheduled sales and allows us the flexibility to liquidate the portfolio in the most efficient manner. We remain very pleased with the level of portfolio purchases during the quarter and fiscal year, and have continued to make purchases subsequent the fiscal year end.
Pricing appears to have stabilized but remains somewhat competitive. The price we are willing to pay for receivables is strictly driven by our desired rates of return, and we will continue with this disciplined approach.
Asta’s acquisition policy has always been based on portfolio availability and, of greater importance, pricing. We believe that the pipeline of available paper remains strong as seen by our purchases during the quarter, the fiscal year, and our first fiscal quarter of 2008. We continue to review possible purchases routinely. While credit card debt remains the bulk of our business, we continue to review new opportunities that fit into our disciplined purchasing criteria. Although we continue to believe that Asta’s primary focus remains with the credit card charge-off market, Asta is not adverse to seeking similar opportunities in other markets as well as other asset classes.
Subsequent to our year ending September 30th, the company invested approximately $8 million dollars for a portfolio from a major financial institution located in a large South American country. It consists of credit card receivables, and we believe we will have similar to higher returns on this investment as compared to portfolios we purchased in the United States.
I’d like to now turn the call over to Bill Williams (ph), our new CEO – not CEO. Slight (INAUDIBLE) our new COO, and like to turn the floor over to him. Bill (ph)?
BILL WILLIAMS (ph), CHIEF OPERATING OFFICER, ASTA FUNDING: Thanks, Gary (ph). Good morning, everyone. It’s good to be here.
Let me briefly highlight the fourth quarter and fiscal year results, which was a record year for Asta.

During the fourth quarter ended September 30th, Asta purchased consumer receivable portfolios with aggregate charged off balances or face value of approximately $645 million dollars, at an aggregate cost of $38.6 million dollars for a blended rate of six percent that was financed primarily through our cash flows from operating activities and our credit facility.
For the fiscal year ended September 30th, 2007, we purchased portfolios with a face value of approximately $10.9 billion dollars for a purchase price of $440.9 million dollars, or again for a blended rate of four percent.
As for financial performance, Asta reported revenue for the quarter of $43.1 million dollars, a 41.3 percent increase over revenues of $30.5 million dollars for the fourth quarter of fiscal 2006. This was driven by net cash collection from consumer receivables acquired for liquidation of $68.2 million dollars in the quarter, an increase of 69.7 percent from the prior year quarter of $40.2 million dollars.
Cash collection from our large portfolio purchase amounted to $20.5 million dollars and primarily contributed to the growth in our cash collection.
Cash collections represented by account sales during the quarter were $13.4 million dollars versus 11.8 million in the same period last year.
Total revenues for the year ended September 30th, 2007, increased 38 percent to $140.8 million dollars from $102 million dollars. Net cash collections during the year ended September 30th were $227.6 million dollars, up 42.8 percent from 159.4 million in the prior year period.
Cash collections from our large portfolio purchase amounted to $55 million dollars and primarily contributed to the growth in our overall cash collection.
During the fiscal year, cash collections represented by account sales during the fiscal year were $54.2 million dollars, or 23.8 percent of total net collections, down from 55 million in the same period last year, which represented 34.5 percent of total net collections.
As we are known for purchasing larger size portfolios, there are times that selling accounts makes sound business sense to maximize our invested capital, and our business model of outsourcing a vast majority of our collection efforts allows us to sell accounts opportunistically.
Other income was $1.7 million dollars in the fourth quarter and $2.2 million dollars for the fiscal year.
General and administrative expenses increased to approximately $8.1 million dollars, up from 4.8 million in the same quarter one year ago.

For the fiscal year, G&A were 25.5 million, up 7.2 million from 18.3 million in the prior year period.
The increase in these expenses was primarily due to an increase in the admin costs associated with the 112 percent increase in the accounts acquired for liquidation, which includes increased media costs, technology costs, salaries and related benefits, professional fees, telephone charges and rent.
Asta continues to have tight cost controls as most expenses remain relatively fixed. Despite the recent increases, the company has been very nimble in managing expenses given its fixed cost structure, which is primarily benefiting from the company outsourcing the majority of its collections. As a result, the company can continue to make portfolio purchases without the need to add significant personnel or infrastructure.
Asta reported impairments of $6.7 million dollars during the fourth quarter of fiscal year 2007 and 9.1 million for the fiscal year. As relative collections with respect to our expectations on these portfolios were deteriorating in the fourth quarter, impairment charges were necessary.
Interest expense increased by nearly $5 million dollars to 6.3 million during the fourth quarter as compared to the same period in the prior year. For the fiscal year, interest expense was $18.2 million dollars, up 13.6 million from the prior year period. Higher interest expense was due to the increase in the average outstanding borrowings under our line of credit as well as the additional debt incurred to purchase the large portfolio earlier this year.
The average outstanding borrowings by Asta under this line of credit start at $204.6 million dollars at the year end compared to $56 million dollars for the same period ended September 30th, 2006.
Asta’s pre-tax income reached 22.1 million in the quarter as compared to 22.7 million in the prior year results.
For the fiscal year, pre-tax income was approximately $88 million dollars, an increase of 14.5 percent from $76.8 million dollars in the prior fiscal year.
Asta’s tax rate in the quarter and year was approximately 41 percent. These rates were in line with our expectations and will likely remain the same during fiscal 2008.
Net income was 13.1 million during the quarter in comparison to 13.6 million in the fourth quarter of fiscal 2006. For the fiscal year, net income was $52.3 million dollars, up 14.2 percent from 45.8 million in the prior year period.
We’ve reported fully diluted earnings per share of 88 cents during the fourth quarter alone, a decrease over the prior year quarter’s 93 cents a share. For the year, fully diluted earnings per share was $3.56, up 13.7 percent from $3.13 per share in the prior fiscal year.
Let me briefly highlight our balance sheet. At fiscal year end, shareholders’ equity totaled $237.5 million dollars, up from 184.3 million one year ago. Tangible book value per share was $16.81 at the end of the fourth quarter, an increase of 26.8 percent from approximately $13.26 per share at the end of the fourth quarter of fiscal 2006.
And now I’d like to turn it back to Gary (ph).
STERN (ph): Thank you, Bill (ph). Excuse me. We continue to believe that our business model is highly successful, and we will continue to remain patient when making portfolio purchases. Our business model thankfully affords us the flexibility to bid on portfolios that will continue to meet our desired internal rates of return.
To summarize, I am very proud of the great strides we have made over this fiscal year by producing solid revenue and solid earnings for the fiscal year, significantly expanding our book of business by purchasing $10.9 billion dollars of face value of receivables, reporting that during fiscal 2007 the return on average stockholders equity was 25 percent, and issuing regular quarterly dividends
I am very pleased with the results to date, and we will continue to keep trying to grow this company during the fiscal year 2008 and beyond.
That concludes my formal remarks. Mitch (ph), Bill (ph) and I would like to open the call for any questions. In fairness, to be able to take everyone’s questions, we ask that you please limit your questions to one per person with one follow-up. Operator, please take the first question.
OPERATOR: At this time I would like to remind everyone, in order to ask a question, press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.
Your first question comes from the line of Bill Gazelum (ph).
BILL GAZELUM (ph): Hi. Good morning. We had a couple of questions. First of all, why don’t we start with management changes additions, and just walk us through the reason now as opposed to six months ago, as opposed to six months from now.
STERN (ph): Well, we – this is Gary Stern (ph) speaking, Bill Williams (ph) I have known for awhile, and talking to him for awhile, and we came to an understanding and he’s been here, you know, and we came to recently to an understanding that he would be promoted to Chief Operating Officer, and his background is impeccable. He was formerly the President of (INAUDIBLE) a subsidiary in the United States, and he has a long history of senior positions, so we feel that he will be a tremendous asset to our management team.

GAZELUM (ph): And then entirely different question for my follow-up. Relative to the new portfolio, the big portfolio, and frankly, you’re going to have to help us out at what we’re going to call this because a year from now I don’t think we can call the big portfolio the new portfolio anymore, but ...
STERN (ph): We’ll call it the large portfolio.
GAZELUM (ph): The large portfolio? OK, there we go. The question is, what are you doing different with the collection process on the large portfolio versus what the prior owners of the large portfolio were doing with it?
STERN (ph): This is Gary (ph) responding. What we, in our opinion, we’re finding many more assets to liquidate on than the previous owners had. Previous owners tended to sue more people but were less precise, in my opinion, on the accounts that should be sued. We, as we’ve mentioned, we entered into this new agreement. We found 300 – they together with us found $300 million dollars in new asset rich accounts to sue, so we believe that we’re going to better identify assets that’ll get more – that will receive in the long run better results.
GAZELUM (ph): And the process that you are going through is taking longer than what the process the prior owners were going through would have taken, or is it similar, but just ultimately you think you will have more collections generated?
STERN (ph): I guess in ways it’s similar but in ways it’s different. They, for an example, if they – if you have 500 million in accounts, they might have sued $500 million dollars in accounts. We might take a position that it makes much more sense to sue 150 million, and the result should be the same as far as net back with a lot less work and a lot less overhead costs as far as court costs.
UNIDENTIFIED PARTICIPANT: If I could interject, but I think that we’ll be suing with a lot more precision using this particular strategy.
GAZELUM (ph): Great. Thank you both.
STERN (ph): You’re welcome. Have a good day.
OPERATOR: Your next question comes from the line of Ben Dixon (ph).
GREG HILLMAN (ph): Yes, hi. This is Greg Hillman (ph) for Ben. Hi, gentlemen.
STERN (ph): Hi, Greg (ph).
HILLMAN (ph): Just a couple things. Yes, Gary (ph), you were talking about suing with precision. Let’s just say, you know, for the (INAUDIBLE) portfolio, how much do you think you have to spend for court filings at this point ...

STERN (ph): ... correlation between the amount sued, so on $300 million dollars off the top of my head, I would estimate court costs on that, let me just think for a minute. At 7.5 to $8 million dollars in court costs. And that number’s going to grow as we find more assets to sue.
HILLMAN (ph): So, for the Seneca (ph) portfolio, is that the only portion of it that you’re suing?
STERN (ph): No, there are other accounts that are sued by the same law firm that we bought the accounts from. They litigated other accounts.
HILLMAN (ph): In the Seneca (ph) portfolio?
STERN (ph): That’s absolutely.
HILLMAN (ph): OK. Then what would you say the percentage of the Seneca (ph) portfolio is judgmentable at this point of the face value?
STERN (ph): As of now, there are, I would say, approximately a billion two in judgments. We anticipate another $300 million dollars to become judgments over, you know, hopefully the next six months, and that would bring it up to (INAUDIBLE) and then, you know, we estimate it on a regular basis that more accounts will go legal. We don’t know exactly how many, but we’re constantly monitoring these accounts to new assets.
Now, on judgments I want to reiterate a point that the average life of a judgment is 10 years. Some are 20 years and some are a little bit less than 10 years, but if we use 10 years as an average, they also accrue interest on a regular basis, so if you take an average interest rate which varies from state to state, but if you use a seven percent interest rate, this billion – call it just a billion dollars, is accruing $70 million dollars a year in interest, which is an added benefit.
HILLMAN (ph): OK. And then, Gary (ph), in terms of the face value of a judgment, what percentage do you think you already collect, you know, over the life of that judgment?
STERN (ph): You know, Greg (ph), it’s really difficult. It’s not per judgment, and we really don’t give out that information, but we can tell you that our sweet spot are judgments, so we’re very happy we can obtain judgments, especially the ones that are asset rich.
HILLMAN (ph): OK. Great. I’ll get back in queue. Thank you.
STERN (ph): OK. Thank you.

OPERATOR: Your next question comes from the line of Hugh Miller (ph).
HUGH MILLER (ph): Hi. Good morning.
UNIDENTIFIED PARTICIPANT. Good morning.
STERN (ph): Good morning.
MILLER (ph): I was wondering if you could just give us a little bit of color, you know, on the impairments that were taken in the fourth fiscal quarter, and whether or not those were more on the legal or the call center collections that were below expectation.
MITCHELL COHEN (ph), CHIEF FINANCIAL OFFICER, ASTA FUNDING: This is Mitch (ph). I – well, the impairments taken are from 11 portfolios ranging as – by as old as 2003 to one or two in 2006, and, you know, any impairment charges that we took are, you know, reflected in, you know, at June – at September 30th, 2007 if you account for the valuation of the portfolio, and so those are the impairments we took.
The collections on those particular portfolios have been slowing and at September 30th we had to make the determination that they were just plain slow. Again, some of them go back to 2003, some go back to 2004, and some of them we’ve already achieved a good measure of success that may not be called an accounting success, but they are successful in our opinion.
MILLER (ph): OK. And as a follow-up question, can you talk at all about some of the trends you’re seeing with regards to pricing and collections so far in the first quarter of fiscal ’08?
COHEN (ph): Yes. Listing a stabilization and pricing, I think in our first quarter we currently put face value paper of about a billion dollars, and I think the average was about a little over – it was about three cents, but that’s never a good indication of what we’re – of what the pricing market’s like.
For example, in the fourth quarter, we were about four cents. I don’t want anybody to think that we’re – that, you know, the pricing has gone down because we averaged three cents as opposed to the four cents.
We are seeing a lot of opportunity out there, and we did capitalize by spending approximately $35 million dollars in the first quarter for a billion dollars of paper. There is a lot of opportunity out there. Pricing has seem to have stabilized, but it still remains somewhat competitive.
MILLER (ph): Sure. And then on the collection side?
STERN (ph): Collections are in the about – for the quarter we’re just finishing it up, but should be in the $58 million dollar range for the quarter.

MILLER (ph): OK.
STERN (ph): ... quarter and as everybody knows short – a very short November this year, and we actually lost a lot of days in December with holidays falling on Tuesday because people took off Monday and people also took off, you know, a half a day on Friday. That was the trend that we saw in December for sure.
MILLER (ph): OK. Great. Thank you so much.
OPERATOR: Your next question comes from the line of Peter Brotty (ph).
PETER BROTTY (ph): Good morning, gentlemen. I was wondering if you could give me some color on where you might see margins going in 2008 given the changes with services and ...
COHEN (ph): Yes, we’re here. The rates that our services charge are generally around the same because they use the same clutch of services on a continual basis. You know, depending on the, you know, legal strategy, it could be as high as 30 percent, it could be as low as 24 percent. On a regular (INAUDIBLE) agency it goes north of 30 percent.
With the new servicer that we added, it will add slightly to our – to that fee, so if we’re in the 28, 29 percent range, we would have to assume it will be somewhere in the 33 percent range.
BROTTY (ph): OK. And so traditionally you seem to have run around 24, 25 percent prior to this year on all the portfolios combined for a gross margin. Would you see that – or I’m sorry, for an SG&A margin and 75 percent gross margin, so would you see that declining somewhere to 70 or 68 percent?
COHEN (ph): I think that math is about right, more towards the 70 than the 68, but I think that math is about right. (INAUDIBLE) on an annual trend (INAUDIBLE) do it on a quarter-by-quarter trend yet.
BROTTY (ph): Right. Right.
STERN (ph): And bear in mind we’re reiterating this new servicer adds a lot of value to the ...
BROTTY (ph): Right.
STERN (ph): ... portfolio, so it may not show up day one, but over time we’re building up a significant amount of receivables that will be litigated but are asset rich.
BROTTY (ph): Right. And that played into my follow-up question. I’d like to ask kind of a hypothetical question about Asta’s ascertainable net asset value, and when I look at page 35 of the 10K, you regularly list your estimated remaining collections on all your portfolios, and this year’s 10K you have about 685 million in estimated remaining collections on the portfolios through year end, and if I were to assume hypothetically that you were going to run off these portfolios, and of course you’re not going to do that, but just in order to help investors quantify what your asset value might be, if you were to run these portfolios off, I’m assuming that your margins would actually get better and you’d have less expenses because you wouldn’t be papering as many portfolios or borrowing more money to buy new portfolios and so forth. Is that a fair assumption?
STERN (ph): You’re absolutely 100 percent right, yes.
BROTTY (ph): OK. So margins would increase. You list about 685 million in estimated remaining cash collections. You have – you paid about 545 million for those, so ...
COHEN (ph): Excuse me. What’s that (INAUDIBLE) includes the interest only portfolios.
BROTTY (ph): Correct. Right. So I guess where I’m getting at, if I just do some simple math and use the 75 percent margins, the company’s trading at or below liquidation value, and you may not be able to comment on that, but I mean, would you comment on my methodology? Is that – if I were to look at what your net ascertainable asset value is, does that sound like a reasonable approach?
COHEN (ph): I completely understand the question (INAUDIBLE) and I don’t think there’s any flaw in the logic that I can come up with at the moment. The only color I’d like to add is that, like I said before, that we do have a – we have more than just the interest portfolios.
BROTTY (ph): Right. I saw you added that in this quarter more ...
COHEN (ph): (INAUDIBLE)
BROTTY (ph): (INAUDIBLE)
COHEN (ph): ... of cost recovery portfolios, so ...
BROTTY (ph): Right. Yes. Obviously that’s in addition to the methodology that I’ve used.
Well, gentlemen, thank you very much, and please keep up the good work.
COHEN (ph): OK. Thank you.
OPERATOR: And your final question comes from the line of David Chapman (ph).

DAVID CHAPMAN (ph): Good morning, gentlemen.
UNIDENTIFIED PARTICIPANT: (INAUDIBLE)
STERN (ph): Good morning.
CHAPMAN (ph): I noticed that your interest coverage ratio took quite a hit, and it was very healthy before. Now it’s at four to one, which is still decent. Do you have a floor in mind that you want to maintain it at or above?
COHEN (ph): In this business, we don’t really look at a floor. We can’t – we kind of look more at, you know, what our debt is to equity, and try to keep it, you know, in a particular range. We did buy a lot in the first quarter. Like I said, $35 million dollars worth, which brought us up to about, you know, it brought us up to a healthy amount at the end of the year, but our receivables do turn over rather quickly and turn us back into buying portfolios. That’s what we do for a living ...
CHAPMAN (ph): Yes.
COHEN (ph): ... and, you know, as long as we have availability, we’ll continue to buy portfolios that are attractively priced. I’m not trying to avoid the question because that’s not how we look at it. We look at it more as, you know, what are these, two to one, debt to equity, and 2.25 to one or 2.5 to one, you know. It starts to get above there, then it, you know, then we have to think about it.
CHAPMAN (ph): OK. OK. So your business model is such that if you were to start to get into trouble, you could easily bail yourselves out by selling some portfolios, so that it’s not really a major concern for you, then?
COHEN (ph): Well, that, and we can also, you know, (INAUDIBLE) liquidations for 30 days.
CHAPMAN (ph): OK. Great. Great. And then do you have any debt that’s going to be financed over the next month where you expect to pay higher rates? Are there any balloon payments, or just anything else on the horizon that could substantially increase interest payments on the receivables you have now that you have purchased?
COHEN (ph): Well, if you let me answer it this way. None that we know of.
CHAPMAN (ph): OK. Fabulous. Great. Thank you very much.
COHEN (ph): Thank you.
OPERATOR: And we have reached the allotted amount of time for questions. Are there any closing remarks?

STERN (ph): Yes, thank you. Thank you for participating in today’s conference call. As always, should you have any additional questions, please feel free to call Mitch (ph), Bill (ph) or myself at 201-567-5648. Have a pleasant day.
OPERATOR: This concludes today’s conference call. You may now disconnect your lines.
END